                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X] Preliminary Proxy Statement           [_] Confidential, for Use of the
                                              Commission Only (as
                                              permitted by Rule 14a-6(e)(2))

[_] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                        UNITED TECHNOLOGIES CORPORATION
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[_] $125 per Exchange Act Rules O-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
Item 22(a)(2) of Schedule 14A.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and O-11.

  1) Title of each class of securities to which transaction applies:

  2) Aggregate number of securities to which transaction applies:

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  4) Proposed maximum aggregate value of transaction:

  5) Total fee paid:

[_] Fee paid previously by written preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
   O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount Previously Paid:

  2) Form Schedule or Registration Statement No.:

  3) Filing Party:

  4) Date Filed:

                                              United Technologies Corporation
                                              One Financial Plaza
                                              Hartford, CT 06103
[LOGO OF UNITED TECHNOLOGIES]

March 27, 2000

                    NOTICE OF ANNUAL MEETING OF SHAREOWNERS

Dear Fellow Shareowner:

You are cordially invited to attend the 2000 Annual Meeting of Shareowners of United Technologies Corporation to be held on April 28, 2000 at The Waldorf=Astoria, 301 Park Avenue, New York, New York. The doors will open at 10:30 a.m. and the meeting will begin at 11:00 a.m. The meeting will address the following matters:

1. Election of eleven directors.

2. Appointment of independent public accountants.

3. Amendment to Restated Certificate of Incorporation to increase authorized Common Stock of the Corporation.

4. Approval of Performance Criteria Under the Annual Executive Incentive Compensation Plan.

5. Approval of Performance Targets Under the Long Term Incentive Plan.

6. Shareowner proposals described in the accompanying Proxy Statement.

7. Other business if properly raised.

You may attend and vote at the meeting if you were an owner of record of Common Stock or Series A ESOP Convertible Preferred Stock of the Corporation at the close of business on March 10, 2000, the record date for the meeting. You may also attend and vote at the meeting if you are the authorized representative by proxy of a shareowner of record on that date.

Since seating is limited, we ask that you request a ticket in advance to attend. If your shares are registered directly in your name with our stock transfer agent or if you are a participant in an employee savings plan of the Corporation, you can attend the meeting by completing and returning the ticket request card enclosed with your proxy materials. If your shares are held through a bank, broker, or other holder of record, your ticket request must be accompanied by written notice from your holder of record that you are its authorized representative for those shares.

Your vote is important. Most shareowners have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you.

George David                                  Karl J. Krapek
Chairman and Chief Executive Officer          President and Chief Operating
                                              Officer

                                PROXY STATEMENT
                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Questions and Answers....................................................   1
Summary of Business Matters to be Voted on...............................   4
General Information Concerning the Board of Directors....................   6
 Nominees................................................................   6
 Committees..............................................................   8
 Compensation of Directors...............................................   9
Security Ownership of Directors, Nominees and Executive Officers.........   9
Amendment to Restated Certificate of Incorporation.......................  11
Approval of Performance Criteria Under Annual Executive Incentive
 Compensation Plan.......................................................  12
Approval of Performance Targets Under Long Term Incentive Plan...........  13
Report of the Committee on Compensation and Executive Development........  14
Compensation of Executive Officers.......................................  16
 Summary Compensation Table..............................................  16
 Option/SAR Grants in Last Fiscal Year...................................  17
 Aggregated Option/SAR Exercises and Values..............................  17
 Performance Graph.......................................................  18
 Section 16(a) Reporting.................................................  18
 Certain Business Relationships..........................................  18
 Employment Contracts....................................................  19
 Pension Plan............................................................  19
Shareowner Proposals.....................................................  20
 Disclosure of Prior Governmental Service................................  20
 Northern Ireland........................................................  20
 Offset Agreements.......................................................  22

                        UNITED TECHNOLOGIES CORPORATION

                                PROXY STATEMENT

YOUR VOTE IS VERY IMPORTANT
Please submit a proxy as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions, whether or not you plan to attend. This Proxy Statement describes the matters to be voted on and available methods of voting.

The Board of Directors is soliciting proxies for the 2000 Annual Meeting of Shareowners of United Technologies Corporation to be held on April 28, 2000. We are distributing this Proxy Statement on or about March 27, 2000. The Corporation's Annual Report, including financial statements for the year 1999, was mailed to shareowners on or about February 14, 2000.

                             QUESTIONS AND ANSWERS

What matters will be voted on at the Annual Meeting?
The matters to be submitted to a vote of shareowners are: (1) the election of eleven directors, (2) the appointment of independent public accountants, (3) a management proposal to increase the number of authorized shares of common stock, (4) management proposals to approve performance criteria under the Annual Executive Incentive Compensation Plan and performance targets under the Long Term Incentive Plan, and (5) the shareowner proposals described on pages 20 through 24.

How does the Board of Directors recommend I vote on the proposals?
The Board recommends a vote FOR each of the Corporation's nominees for election as directors, FOR the appointment of PricewaterhouseCoopers LLP as independent public accountants, FOR the increase in the number of authorized shares of common stock, FOR the proposals to approve performance criteria under the Annual Executive Incentive Compensation Plan and performance targets under the Long Term Incentive Plan, and AGAINST each of the shareowner proposals described on pages 20 through 24.

Who is entitled to vote?
Owners of Common Stock or Series A ESOP Convertible Preferred Stock of the Corporation at the close of business on March 10, 2000 are entitled to vote. This includes shares you held on that date (1) directly in your name as the shareowner of record, and (2) through a stockbroker, bank or other holder of record (including any shares held through an employee savings plan of the Corporation), where the shares were held for you as the beneficial owner. A list of shareowners of record entitled to vote at the meeting will be available at the Annual Meeting on April 28, 2000 and for 10 days prior to the meeting at the offices of Cleary, Gottlieb, Steen & Hamilton, 1 Liberty Plaza, New York, NY 10006.

How do I vote?
Since many shareowners are unable to attend the meeting in person, we send proxy cards to all shareowners of record which permit each shareowner to direct the persons designated as proxies on how to vote the shareowner's securities. Brokers, banks and nominees also send cards to beneficial owners to permit them to provide instructions as to how they wish their shares to be voted.

How do I vote by mail?
Shareowners of record and employee savings plan participants who wish to vote by mail may complete the enclosed proxy card to indicate their voting instructions and then sign, date and mail the proxy card in the postage-paid envelope provided. Beneficial owners may direct their vote by mail by completing, signing and returning the voting instruction card provided by their broker, bank or nominee.

How do I vote by telephone or via the Internet?
Shareowners of record who live in the United States or Canada and participants in an employee savings plan of the Corporation may submit voting instructions by telephone by dialing 1-877-PRX-VOTE or 1-877-779-8683, entering the voter control number found on the proxy card and following the voice prompts.

Shareowners of record may also submit voting instructions via the Internet by accessing the following address on the World Wide Web:
http://www.eproxyvote.com/UTX, entering the voter control number on your proxy card and marking the appropriate boxes to enter voting instructions.

If your shares are held through a broker, bank or other nominee, you may submit voting instructions by telephone or via the Internet if the firm holding your shares offers these voting methods. Please refer to the voting instructions provided by your bank, broker or nominee for information.

How will my proxy vote my shares?
The designated proxy holders will vote according to the instructions you submit on your proxy card, by telephone or via the Internet. If you sign and return your card or submit voting instructions by telephone or via the Internet but do not indicate your voting instructions on one or more of the business matters listed, the proxy holders will vote all uninstructed shares for each of the Corporation's nominees for election as a director, for the appointment of PricewaterhouseCoopers LLP as independent public accountants, for the increase in authorized shares, for the proposals to approve performance criteria under the Annual Executive Incentive Compensation Plan and performance targets under the Long Term Incentive Plan, and against the other proposals.

How many shares can vote?
As of the record date,              shares of Common Stock and
shares of Series A ESOP Convertible Preferred Stock were issued and outstanding. Owners of Common Stock are entitled to one vote for each share held and owners of Series A ESOP Convertible Preferred Stock are entitled to
5.2 votes for each share held. There were therefore a total of eligible votes as of the record date.

What is the quorum requirement?
A majority of the Corporation's outstanding shares entitled to vote as of the record date must be present or represented at the meeting, either by proxy or in person, in order to conduct the business of the meeting.

How many votes are needed for matters to be adopted at the meeting?
The eleven director nominees receiving the highest number of votes will be elected. The affirmative vote of the holders of a majority of the outstanding shares of voting stock of the Corporation is required for the approval of the amendment to the Restated Certificate of Incorporation. Other matters will be approved if they receive the affirmative vote of a majority of the shares constituting the quorum at the Annual Meeting. If a shareowner abstains from voting on a particular matter, or if a broker is not allowed under stock exchange rules to vote shares for which a client has not given voting instructions, the effect will be the same as a vote "against" the matter.

In the election of directors, each owner of Common Stock is entitled to a number of votes equal to the number of shares of stock owned multiplied by the number of directors to be elected. Each owner of Series A ESOP Convertible Preferred Stock is entitled to a number of votes equal to 5.2 times the number of shares of Series A ESOP Convertible Preferred Stock owned multiplied by the number of directors to be elected. Shareowners may give instructions that all of their votes be cast for a single nominee or may distribute the total number of votes among two or more nominees. If no instruction is given, the votes will be distributed by the proxy holders among the Corporation's nominees.

Who can attend the Annual Meeting and how do I get a ticket?
All shareowners of record on March 10, 2000 can attend. Since seating is limited, we ask that you request a ticket in advance to attend. If your shares are registered directly in your name on the records of First Chicago Trust Company of New York, the Corporation's stock transfer agent, or if you are an employee savings plan participant, you can request a ticket by mailing in the Reservation Card you received with your proxy materials. If you forget to bring your ticket, you will be admitted to the meeting only if you are listed as a shareowner of record or savings plan participant as of March 10, 2000 and bring proof of identification. If your shares are held through a broker, bank or nominee, and you would like to attend, you may request a ticket by writing to the Corporate Secretary, United Technologies Corporation, One Financial Plaza, Hartford, CT 06103, and including a copy of your brokerage account statement or a legal proxy from your broker or bank, in each case showing your ownership of shares as of the record date.

Who will count the vote? Is my vote confidential?
Representatives of First Chicago Trust Company of New York will serve as Inspectors of Election. They will supervise the voting, decide the validity of proxies and receive, inspect and tabulate proxies. Proxy cards, ballots and voting tabulations that identify individual shareowners are mailed or returned directly to First Chicago Trust Company of New York, and handled in a manner that protects the confidentiality of your vote.

Can I revoke my proxy?
Yes. You may revoke your proxy before it is voted by sending written notice to the Corporate Secretary, United Technologies Corporation, One Financial Plaza, Hartford, CT 06103 that you are revoking your proxy; by following the procedures given for revoking your proxy when voting by telephone or via the Internet; by submitting a new proxy with a later date; or by voting in person at the meeting.

How are shares held by the UTC employee savings plans voted?
Participants in the UTC Stock Fund or in the UTC Employee Stock Ownership Plan may direct the voting of shares by Bankers Trust Company, the savings plan trustee, by returning a proxy card or by voting by telephone or via the Internet. If you do not provide voting instructions or if your instructions are incomplete or unclear, the trustee will vote your shares in proportion to the way the other savings plan participants voted their savings plan shares. The trustee will vote unallocated UTC stock in the ESOP Fund in the same proportion as uninstructed shares.

Can I vote in person at the Annual Meeting?
Persons who have already submitted voting instructions need not vote at the Annual Meeting. However, we will pass out written ballots to any shareowner of record or authorized representative of a shareowner of record who wants to vote in person at the Annual Meeting rather than by proxy. Voting in person will revoke any voting instructions previously given. If you hold your shares through a bank, broker or nominee, you must obtain a proxy from your broker, bank or nominee to vote in person.

How will voting on any other business be conducted?
Although we do not know of any business to be conducted at the 2000 Annual Meeting other than the matters described in the Proxy Statement, the voting instructions you submit give authority to the proxy holders to vote on other matters, if they arise, in accordance with their best judgment.

When are shareowner proposals for the 2001 Annual Meeting due?
A shareowner who wishes to introduce a proposal to be voted on at the Corporation's 2001 Annual Meeting must send written notice to the Corporate Secretary, United Technologies Corporation, One Financial Plaza, Hartford, CT 06103. This notice must be received no earlier than December 29, 2000 and no later than January 28, 2001, and must provide the information specified by the Bylaws. Any shareowner who wishes to have a shareowner proposal included in the Corporation's proxy statement for the 2001 Annual Meeting must submit the proposal in writing to the Corporate Secretary at the same address, for receipt by November 29, 2000. The proposal must comply with all applicable rules and regulations of the Securities and Exchange Commission.

How are proxies solicited and how much did this proxy solicitation cost?
The Corporation has hired Georgeson & Company Inc. to assist in the distribution of proxy materials and the solicitation of proxies for a fee estimated at $15,500, plus out-of-pocket expenses. Proxies will be solicited on behalf of the Board of Directors by mail, in person and by telephone. The Corporation will bear the cost of soliciting proxies. The Corporation also reimburses brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to the persons for whom they hold shares.

Who are the largest principal shareowners?
Based upon filings with the Securities and Exchange Commission, the Corporation is aware that as of December 31, 1999, the following entity was a beneficial owner of more than five percent of the outstanding Common Stock of the
Corporation:

                         Largest Principal Shareowners

---------------------------------------------------------------------------------
                                                         Shares
                                                      Beneficially       Percent
Class of Security         Name and Address                Owned          of Class
-----------------    ---------------------------     ---------------     --------
Common Stock         AXA Financial, Inc.             30,627,808(/1/)       6.45%
                     1290 Avenue of the Americas
                     New York, NY 10104

Bankers Trust Company, 130 Liberty Street, New York, NY 10006 holds all of the shares of Series A ESOP Convertible Preferred Stock as trustee for employees of the Corporation who participate in the Corporation's Employee Stock Ownership Plan. Bankers Trust Company disclaims beneficial ownership of all of the Series A ESOP Convertible Preferred Stock.

                              SUMMARY OF BUSINESS
                             MATTERS TO BE VOTED ON

Item 1. Election of Directors.

The entire Board of Directors is elected annually by the shareowners at the Annual Meeting. The Board has selected each of the nominees based upon the recommendation of its Nominating Committee, which evaluates candidates based upon their ability and integrity. The Nominating Committee seeks directors who as a group are expected to bring to the Board experience in international business, an awareness of the appropriate role of the corporation in society, and a diversity of opinion and insight.

The Board is nominating eleven persons for election to the Board at the Annual Meeting. Each of the nominees is currently serving as a director of the Corporation and each was elected a director at the 1999 Annual Meeting, with the exception of Sanford I. Weill, who joined the Board in December 1999, and Jamie S. Gorelick, who joined the Board in February 2000.

Pehr G. Gyllenhammar retired from the Board in July 1999 and William J. Perry is retiring from the Board in April 2000. The Board expresses its appreciation to Messrs. Gyllenhammar and Perry for their important contributions to the Corporation.

If any of the nominees becomes unavailable prior to the Annual Meeting to serve as a director, the proxy holders will, in their discretion, vote the shares they represent for another person nominated by the Board, unless the Board reduces the number of directors to be elected.

The Board of Directors recommends that you vote FOR each of the nominees.

Item 2. Appointment of Independent Public Accountants.

The Audit Review Committee has nominated PricewaterhouseCoopers LLP to be Independent Public Accountants for the Corporation, to act as General Auditor until the next Annual Meeting in 2001. During 1999,

(/1/)AXA Financial, Inc. ("AXA") (formerly known as The Equitable Companies
     Incorporated), a parent holding company, has advised that AXA, along with certain entities that control AXA, directly or indirectly, held sole voting power as to 15,524,332 shares, shared voting power as to 7,241,259 shares, sole dispositive power as to 30,467,844 shares and shared dispositive power as to 130,064 shares.

PricewaterhouseCoopers LLP provided audit and related services to the Corporation, as well as certain non-auditing services. Fees for audit and related services totaled approximately $15.5 million and fees for non-auditing services totaled approximately $47.5 million. The Audit Review Committee approves services provided by PricewaterhouseCoopers LLP and reviews services for any possible effect on their independence as auditors.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make any statements they desire, and will also be available to respond to appropriate questions from shareowners.

The Board of Directors recommends that you vote FOR approval of PricewaterhouseCoopers LLP as Independent Public Accountants for the Corporation.

Item 3. Amendment to Restated Certificate of Incorporation.

The Board of Directors believes it is advisable to amend the Corporation's Restated Certificate of Incorporation to increase the authorized shares of Common Stock from 1,000,000,000 shares to 2,000,000,000 shares.

Supporting information concerning this proposal is included beginning at page
11.

The Board of Directors recommends that you vote FOR the adoption of this amendment to the Restated Certificate of Incorporation.

Item 4. Approval of Performance Criteria Under Annual Executive Incentive Compensation Plan.

The Board of Directors recommends that shareowners approve continuation of the Covered Employee Performance Pool as a component of the Annual Executive Incentive Compensation Plan. The Covered Employee Performance Pool is designed to preserve federal tax deductions with respect to certain awards paid under this Plan.

Supporting information concerning this proposal is included beginning at page
12.

Item 5. Approval of Performance Targets Under Long Term Incentive Plan.

The Board of Directors recommends that shareowners approve the continued use by the Committee on Compensation and Executive Development of certain performance targets to determine the vesting of dividend equivalent awards under the Long Term Incentive Plan. The use of such performance targets is intended to preserve federal tax deductions with respect to amounts paid under such awards.

Supporting information concerning this proposal is included beginning at page
13.

Items 6-8. Shareowner Proposals.

Three shareowner proposals and the responses of the Board of Directors are included beginning on page 20.

The Board of Directors recommends that you vote AGAINST each of the shareowner proposals for the reasons given on pages 20 through 24.

The Board of Directors is not aware of any other business matters to be presented for action at the Annual Meeting. However, in the event that any other matter properly comes before the meeting, the shareowners present at the meeting will have an opportunity to vote on the item.

             GENERAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

Nominees.
The following are brief biographical sketches for each person nominated for election to the Board of Directors:


[PHOTO] ANTONIA HANDLER CHAYES, Senior Advisor and Vice Chair of the Board of Conflict Management Group, a non-profit conflict resolution consulting firm and an Adjunct Lecturer at the J.F. Kennedy School of Government at Harvard University. Dr. Chayes is also Co-Director of the Project on International Law and Conflict Management at the Program on Negotiation at Harvard Law School. She is a member of the American Law Institute, the Council on Foreign Relations and the Aspen Strategy Core Group. She is 70 and has been a director of the Corporation since 1981.


[PHOTO] GEORGE DAVID, Chairman and Chief Executive Officer, United Technologies Corporation. Mr. David served as the Corporation's President from 1992 to 1999. He was elected Chief Executive Officer in 1994 and Chairman in 1997. Mr. David is a member of the Business Roundtable, and Chairman or President of the Boards of the Graduate School of Business Administration at the University of Virginia, the National Minority Supplier Development Council, and the Wadsworth Atheneum Museum of Art in Hartford, CT. Mr. David is also co-Chairing the TransAtlantic Business Dialogue for the year 2000. He is 57 and has been a director of the Corporation since 1992.


[PHOTO] JEAN-PIERRE GARNIER, Ph.D., Chief Operating Officer and Executive Member of the Board of Directors of SmithKline Beecham plc, Philadelphia, PA (pharmaceuticals). Following the announced merger of SmithKline Beecham and Glaxo Wellcome, Dr. Garnier has been appointed Chief Executive Officer-elect of the New Glaxo SmithKline Company. He served as Chairman, SB Pharmaceuticals from 1994 until his appointment to his current position in 1995. Dr. Garnier is a director of the Eisenhower Exchange Fellowships. Dr. Garnier is 52 and has been a director of the Corporation since 1997.


[PHOTO] JAMIE S. GORELICK, Vice Chair of Fannie Mae, a New York Stock Exchange company that is the nation's largest source of financing for home mortgages. Prior to joining Fannie Mae in May 1997, Ms. Gorelick was Deputy Attorney General of the United States, a position she assumed in March 1994. In addition to serving on the Board of Fannie Mae, Ms. Gorelick serves on the Harvard Board of Overseers and the Boards of America's Promise, the Carnegie Endowment for International Peace, and the Washington Legal Clinic for the Homeless, as well as other civic organizations. She is a member of the Council of the American Law Institute and the Council on Foreign Relations, and serves on the Central Intelligence Agency's National Security Advisory Panel. She is 49 and has been a director of the Corporation since February 2000.

[PHOTO] KARL J. KRAPEK has served as President and Chief Operating Officer of the Corporation since April 1999. Mr. Krapek served as Executive Vice President of the Corporation from 1997 to 1999 and as President, Pratt & Whitney from 1992 to 1999. He is Chairman of the Board of Directors of the Connecticut Capitol Region Growth Council, Chairman of the MetroHartford Millennium Management Group, Vice Chairman of the Board of Trustees of the Connecticut State University System, a member of the Director's Advisory Board of the Yale Cancer Center, a director of Saint Francis Care, Inc. and served as 1999 General Campaign Chairman for the United Way and Combined Health Appeal Community Campaign in the Hartford area. Mr. Krapek is 51 and has been a director of the Corporation since 1997.


[PHOTO] CHARLES R. LEE, Chairman and Chief Executive Officer of GTE Corporation, Irving, TX (telecommunications). Mr. Lee has served since 1992 as Chairman and Chief Executive Officer of GTE. Mr. Lee will be Chairman and co-Chief Executive Officer of the new company to be formed upon completion of the merger of GTE and Bell Atlantic. He is a director of The Procter & Gamble Company and USX Corporation. He is a member of the Business Roundtable and the Business Council, a trustee of the Board of Trustees of Cornell University, a director of the New American Schools Emeritus Corporation, a member of the Conference Board, and a director of the Stamford Hospital Foundation. He is 60 and has been a director of the Corporation since 1994.


[PHOTO]         RICHARD D. MCCORMICK, Chairman Emeritus, U S WEST, Inc.,
                Denver, Colorado (telecommunications). Mr. McCormick served as Chairman of the Board of U S WEST, Inc. from June 1998 until his retirement in May 1999. He was Chairman, President and Chief Executive Officer of U S WEST, Inc. from May 1992 until June 1998. He is also a director of United Airlines, Wells
                Fargo and Company and Concept Five Technologies. In addition, he is Chairman of the United States Council for International Business, Vice President of the International Chamber of Commerce, and a director of Creighton University. He is a member of the Business Council, a trustee of the Denver Art Museum and board member of the American Indian College Fund. Mr. McCormick is 59 and has been a director of the Corporation since February 1999.


[PHOTO] FRANK P. POPOFF, Chairman, The Dow Chemical Company, Midland, Michigan. Mr. Popoff is also a director of American Express Company, U S WEST, Inc., Chemical Financial Corporation and Michigan Molecular Institute. He is a past chairman of the Chemical Manufacturers Association and a member of the Business Council for Sustainable Development, the Business Council, the Council for Competitiveness, the American Chemical Society and Director Emeritus of the Indiana University Foundation. Mr. Popoff is 64 and has been a director of the Corporation since 1996.


[PHOTO] ANDRE VILLENEUVE, Executive Chairman of Instinet Corporation, an international electronic agency stockbroker based in New York, NY, and an independently managed subsidiary of Reuters Holdings PLC. Mr. Villeneuve served as Executive Director of Reuters Holdings PLC, London, England (worldwide news information and services business) from 1988 until February 2000. He is also a director of CGU plc. Mr. Villeneuve is 55 and has been a director of the Corporation since 1997.

[PHOTO] HAROLD A. WAGNER, Chairman and Chief Executive Officer, Air Products and Chemicals, Inc., Allentown, Pennsylvania (industrial gases and chemicals). Mr. Wagner served as Chairman, President and Chief Executive Officer, Air Products and Chemicals, Inc. from 1992 to 1998. He is a director of CIGNA Corporation, PACCAR Inc. and Daido-Hoxan, a member of the Business Council, the Policy Committee of the Business Roundtable, and a member of the Pennsylvania Business Roundtable. Mr. Wagner also serves on the Board of Trustees of Lehigh University. Mr. Wagner is 64 and has been a director of the Corporation since 1994.


[PHOTO] SANFORD I. WEILL, Chairman and Co-Chief Executive Officer of Citigroup, Inc. Mr. Weill will become Chairman and Chief Executive Officer of Citigroup, Inc. in April 2000. Prior to the October 1998 merger of Travelers Group Inc. and Citicorp, Mr. Weill was Chairman and Chief Executive Officer of Travelers Group Inc. from 1993 to 1998. Mr. Weill is also a member of the Board of Directors of Travelers Property Casualty Corp., AT&T Corporation and E.I. duPont de Nemours & Company. He is Chairman of the Board of Trustees of Carnegie Hall and a member of the Business Roundtable, the Business Council, the Board of Directors of the Baltimore Symphony, the Board of Governors of New York Presbyterian Hospital, the Board of Overseers of the Weill Medical College and Graduate School of Medical Sciences of Cornell University and other civic organizations. He is 67 and has been a director of the Corporation since December 1999.

The Board met eight times during 1999 with an average attendance of 91%. All incumbent directors attended more than 75% of the aggregate number of meetings of the Board and Committees on which he or she served, except William J. Perry who attended 73% of such meetings.

Committees.
The Board has established the following committees of the Board:

The Audit Review Committee recommends to the Board an accounting firm to serve as independent public accountants for the Corporation. The Committee reviews the annual audited financial statements of the Corporation, the adequacy of internal accounting controls, and reports on compliance with policies and procedures, business ethics, financial controls, and applicable laws. During 1999, the Committee held four meetings and Directors Chayes, McCormick, Perry, Popoff (Chairman), Villeneuve and Wagner were members of the Committee.

The Committee on Compensation and Executive Development approves compensation actions for senior executives, including long term incentive awards; administers incentive compensation, long term incentive and other compensation plans of the Corporation; and reviews management development policies and programs. During 1999, the Committee held eight meetings and Directors Garnier, Lee, Popoff and Wagner (Chairman) were members of the Committee.

The Finance Committee reviews and makes recommendations to the Board on the management of the financial resources of the Corporation. The Committee also reviews major financial strategies and transactions. During 1999, the Committee held four meetings and Directors David, Krapek, Lee (Chairman), Perry, Popoff and Villeneuve were members of the Committee.

The Nominating Committee makes recommendations on candidates for the Board, director compensation and corporate governance. The Committee considers nominees recommended to it in writing by shareowners. During 1999, the Committee held four meetings and Directors Garnier, Lee, McCormick, Perry (Chairman) and Wagner were members of the Committee.

The Public Issues Review Committee reviews the Corporation's response to public issues such as equal employment opportunity, the environment, and safety in the workplace. In addition, the Committee reviews the Corporation's contributions program and political action committees. During 1999, the Committee held four meetings and Directors Chayes (Chair), Garnier, McCormick, Perry and Villeneuve were members of the Committee.

Compensation of Directors
Nonemployee directors are paid an annual retainer of $60,000 ($65,000 for committee chairpersons), with no meeting fees paid for regularly scheduled Board or Committee meetings. 60% of this retainer is paid in stock units under the United Technologies Corporation Board of Directors Deferred Stock Unit Plan, and the remaining 40% is paid in cash or, at the election of the director, in additional stock units. Each stock unit has a value equal to one share of Common Stock of the Corporation and is settled in cash at the time of termination of service as a director. Payment may be made either in a lump sum or in installments at the election of the director. Each stock unit credited to a director's account earns additional stock units equivalent in value to the dividend paid on Common Stock. There are no voting rights attached to stock units.

Under the United Technologies Corporation Nonemployee Director Stock Option Plan, each nonemployee director receives an annual grant of 2,000 stock options. The options, which are awarded each year on the date of the annual meeting, have a ten-year term and become exercisable three years from the date of grant. The exercise price is equal to the closing market price of Common Stock on the date of grant.

Upon becoming a director, each nonemployee director receives a one-time grant of 2,000 shares of restricted Common Stock. Regular quarterly dividends are paid on the shares. The shares vest ratably over five years, but may not be sold or otherwise transferred until the director retires or resigns from the Board. If a director leaves the Board before all of the restricted shares vest, the non-vested shares will be forfeited, except that, in the event of the death or disability of a director or a change in control of the Corporation, or if a director retires or resigns to accept full-time employment in public or charitable service, all shares not previously vested will vest immediately.

As part of its overall program of support for charitable institutions and to further enhance the ability of the Corporation to attract and retain qualified directors, the Corporation maintains the Directors' Charitable Gift Program. This program is funded by life insurance on the lives of the members of the Board of Directors. Under this program, the Corporation will make charitable contributions of up to a total of $1 million following the death of a director, allocated among up to four charitable organizations recommended by the director. At this date, all of the current directors are participants in this program. Beneficiary organizations recommended by directors must be tax-exempt under Section 501(c)(3) of the Internal Revenue Code. Donations ultimately paid by the Corporation are expected to be deductible from taxable income for purposes of federal and other income taxes payable by the Corporation. Directors derive no financial benefit from the program since all insurance proceeds and charitable deductions accrue solely to the Corporation.

        SECURITY OWNERSHIP OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

The following table shows, as of March 1, 2000, the UTC equity securities beneficially owned by each current director, each nominee for election to the Board of Directors, each of the executive officers named in the Summary Compensation Table on page 16, and all of the directors and executive officers as a group (after adjustments to reflect the May 17, 1999 100% stock dividend). As of March 1, 2000, each of the directors and executive officers beneficially owned or had the right to acquire beneficial ownership of (upon the exercise of stock options exercisable within 60 days) less than 1% of the Corporation's Common Stock and less than 1% of the Corporation's Series A Convertible ESOP Preferred Stock. The directors and executive officers as a group beneficially owned or had the right to acquire beneficial ownership of (upon the exercise of stock options exercisable within 60 days) approximately 1.8% of the Common Stock and less than 1% of the Series A Convertible ESOP Preferred Stock.

       Security Ownership of Directors, Nominees and Executive Officers.

------------------------------------------------------------------------------
                                                           Shares Beneficially
                 Name                  Class of Securities      Owned(1)
                 ----                  ------------------- -------------------
Antonia Handler Chayes................   Common(2)
George David..........................   Common
                                         ESOP Preferred
Jean-Pierre Garnier...................   Common(2)
Jamie S. Gorelick.....................   Common(2)
Karl J. Krapek........................   Common
                                         ESOP Preferred
Charles R. Lee........................   Common(2)
Richard D. McCormick..................   Common(2)
William J. Perry......................   Common(2)
Frank P. Popoff.......................   Common(2)
Andre Villeneuve......................   Common(2)
Harold A. Wagner......................   Common(2)
Sanford I. Weill......................   Common(2)
Stephen F. Page.......................   Common
                                         ESOP Preferred
John R. Lord..........................   Common
                                         ESOP Preferred
David J. FitzPatrick..................   Common
                                         ESOP Preferred
Directors & Executive Officers as a
 Group (27)...........................   Common
                                         ESOP Preferred

(1) Included in the number of shares beneficially owned by Messrs. David, Krapek, Page, Lord, FitzPatrick and all directors and executive officers as a
group are    ;    ;    ;    ;    ; and     shares, respectively, which such
persons have the right to acquire within 60 days pursuant to the exercise of
employee stock options and stock appreciation rights;    ;    ;    ;    ;    ;
and     shares, respectively, as to which such persons have sole voting and
investment power; and    ;    ;    ;    ;    ; and     shares, respectively, as
to which such persons have sole voting but no investment power. Each person and group shown as beneficially owning shares of ESOP Preferred Stock has sole voting and sole investment power as to such shares. Each of the following directors has sole voting power but no investment power with respect to shares of restricted Common Stock: Ms. Chayes, Messrs. Garnier, Lee, McCormick, Perry, Popoff, Villeneuve and Wagner. Ms. Gorelick and Mr. Weill each have
sole voting power but no investment power with respect to    shares of
restricted Common Stock. Ms. Chayes, Ms. Gorelick, and Messrs. Lee, McCormick, Wagner and Weill have sole voting and investment power with respect to the balance of their holdings of Common Stock.

(2) In addition to shares shown as beneficially owned at March 1, 2000, nonemployee directors held vested deferred stock units acquired under the Directors Deferred Stock Unit Plan, each unit of which is valued by reference to one share of Common Stock, as follows:

Antonia Handler Chayes.....................................................
Jean-Pierre Garnier........................................................
Jamie S. Gorelick..........................................................
Charles R. Lee.............................................................
Richard D. McCormick.......................................................

William J. Perry............................................................
Frank P. Popoff.............................................................
Andre Villeneuve............................................................
Harold A. Wagner............................................................
Sanford I. Weill............................................................

                             AMENDMENT TO RESTATED
                          CERTIFICATE OF INCORPORATION

The Board of Directors believes it is advisable to amend the Corporation's Restated Certificate of Incorporation to increase the authorized shares of Common Stock from 1,000,000,000 to 2,000,000,000 shares. Accordingly, at its meeting held February 7, 2000, the Board adopted a resolution proposing that an amendment to the first paragraph of Article Fourth of the Certificate be presented to the shareowners at the Annual Meeting for approval. The amendment would change only the number of authorized shares of Common Stock and the total number of authorized shares.

If approved by the shareowners, the first paragraph of Article Fourth would read in its entirety as follows:

"FOURTH: The total number of shares of stock of all classes which the Corporation shall have authority to issue is 2,250,000,000 shares, of which 250,000,000 shares shall be Preferred Stock of the par value of $1 each (hereinafter called 'Preferred Stock') and 2,000,000,000 shares shall be Common Stock of the par value of $1 each (hereinafter called 'Common Stock')."

Of the 1,000,000,000 shares of Common Stock presently authorized, as of December 31, 1999, 474,546,113 shares of Common Stock were outstanding, 45,168,373 shares were reserved for issuance pursuant to stock option and incentive plans, and 48,946,508 shares were reserved for issuance upon conversion of outstanding and reserved shares of Series A ESOP Convertible Preferred Stock ("ESOP Preferred Stock"). The additional shares of Common Stock proposed to be authorized by the amendment would be part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock presently outstanding.

On April 30, 1999, the Corporation declared a two-for-one stock split which was paid on May 17, 1999, in the form of a stock dividend. The proposed increase in the number of authorized shares of Common Stock in part would replace, as shares available for future issuance, the shares of Common Stock issued in connection with the stock split, and also provide the Board the necessary flexibility to issue Common Stock in the future in connection with the raising of capital, the acquisition of new businesses, employee stock benefit plans, future stock splits or dividends, and other corporate purposes as deemed necessary or appropriate by the Board of Directors.

Adoption of the amendment will eliminate the delay and expense involved in calling a special meeting of shareowners to authorize the additional shares at the time such issuance may become necessary. If the amendment is approved, no further action or authorization by the Corporation's shareowners would be necessary prior to issuance of the additional shares, except as may be required for a particular transaction by the Corporation's Restated Certificate of Incorporation, by applicable law or by the rules of any stock exchange on which the Corporation's Common Stock is then listed. For example, under the current rules of the New York Stock Exchange (the "Exchange"), on which the Corporation's Common Stock is listed, shareowner approval would still be required for certain large issuances of shares. Shareowner approval is a prerequisite to listing additional, newly issued shares in several instances, including acquisition transactions, where the potential issuance of shares listed on the Exchange could result in an increase of at least 20% in the number of shares outstanding.

Except for the issuance of shares of Common Stock pursuant to employee stock option and other stock related benefit plans, the Corporation currently has no plans or arrangements for the issuance of shares of Common Stock for any purpose, including but not limited to rendering more difficult or discouraging a change in control of the Corporation. Shareowners of the Corporation do not have any preemptive rights with respect to issuance of any additional shares of Common Stock of the Corporation.

The consolidated financial statements and related financial information set forth on pages 2 to 26 of the Corporation's 1999 Annual Report to Shareowners are incorporated herein by reference.

The Board of Directors therefore recommends that Shareowners vote FOR the Adoption of the Amendment to the Restated Certificate of Incorporation of the Corporation.

 APPROVAL OF PERFORMANCE CRITERIA UNDER ANNUAL EXECUTIVE INCENTIVE COMPENSATION
                                      PLAN

In 1995, the Corporation's shareowners approved an amendment to the United Technologies Corporation Annual Executive Incentive Compensation Plan (the "Plan") establishing the Covered Employee Performance Pool (the "Incentive Performance Pool") from which annual incentive compensation awards may be paid to the Corporation's Chief Executive Officer and its four other most highly paid executive officers ("Covered Employees"). Annual incentive compensation awards under the Plan to other eligible executives are determined and paid outside of the Incentive Performance Pool.

The purpose of the Plan is to promote the interests of the Corporation by providing incentives for those employees of the Corporation whose efforts and accomplishments contribute to the successful management of the Corporation. Under Section 162(m) of the Internal Revenue Code ("Section 162(m)"), the Corporation generally is permitted to deduct, for federal income tax purposes, compensation paid to Covered Employees in excess of $1,000,000 only if it qualifies as performance based compensation that meets the requirements of
Section 162(m). The Incentive Performance Pool is designed and administered with the objective of preserving the Corporation's federal tax deductions with respect to Plan awards. Section 162(m) requires that shareowners approve performance-based compensation arrangements such as the Incentive Performance Pool every 5 years.

The Plan provides for the award of annual bonuses to the Covered Employees exclusively from the Incentive Performance Pool. The amount of the Pool is equal to 0.75% of the Corporation's "adjusted net income" for the year, which is defined as the Corporation's net income reported on its consolidated financial statements included in its Annual Report on Form 10-K for the year, adjusted to eliminate (i) restructuring charges to the extent they are separately disclosed in the Corporation's Annual Report, (ii) the effects of changes in accounting principles, and (iii) "extraordinary items" determined under generally accepted accounting principles.

30% of the Incentive Performance Pool is allocated to the Chief Executive Officer and 17.5% to each of the four other Covered Employees. However, the Committee on Compensation and Executive Development (the "Committee") may reduce (but not increase) a Covered Employee's award from the Pool, in its sole discretion, based on such factors that it deems relevant, including a subjective assessment of overall performance and peer group compensation data.

The Committee has the sole authority to administer the Incentive Performance Pool. The amount of the Incentive Performance Pool and the allocation among participants is determined by the Committee as soon as practicable after the Corporation closes its financial books for the year. Because the amount of funds, if any, that will comprise the Incentive Performance Pool for 2000 will depend on the Corporation's adjusted net income for the year, it is not possible to determine the awards allocable to any Covered Employee for 2000. Further, because the amounts payable to each Covered Employee may be reduced in the Committee's discretion, the award that a Covered

Employee will receive under the Plan in 2000 is not determinable. The awards made under the Plan to the Covered Employees in 1999 are shown in the Bonus column of the Summary Compensation Table on page 16.

Vote Required.
The Board of Directors recommends that shareowners approve the continued use of the Incentive Performance Pool to provide incentive awards to the Chief Executive Officer and four other most highly compensated executive officers.

The Board of Directors recommends a vote FOR the approval of this proposal.

    APPROVAL OF CONTINUED USE OF CERTAIN PERFORMANCE TARGETS UNDER LONG TERM
                                 INCENTIVE PLAN

In 1995, the Corporation's shareowners approved an amendment to the Long Term Incentive Plan (the "LTIP") specifying certain types of performance targets applicable to the vesting of dividend equivalent awards ("DEs"). As discussed in the preceding proposal, Section 162(m) of the Internal Revenue Code ("Section 162(m)") provides that the Corporation may not deduct compensation in excess of $1 million per year paid to its chief executive officer or to any of its four other most highly paid executive officers unless it qualifies as performance-based compensation. DEs that vest subject to the achievement of performance targets are intended to be deductible as performance-based compensation under Section 162(m).

A DE is the right to receive a payment equal to the dividend declared and paid on the Corporation's Common Stock. Under the Continuous Improvement Incentive Program (the "CIIP"), one DE is awarded with respect to each stock option. DEs vest subject to the achievement of CIIP performance targets. Vested DEs are paid for a specified period of time (up to seven years for the Corporation's most senior executives) or until the associated stock option is exercised, if sooner. Benefits under the program are based on the number of DEs awarded, the amount of future dividend payments and the period of time before the associated stock options are exercised, and therefore are not determinable. No individual may be awarded more than 6 million DEs over a 36 consecutive month period. The numbers of DEs awarded to the Covered Employees in 1999 are shown in the Options/SAR Grants table on page 17.

DE performance targets are established by the Committee each year under one or more of the following measures of performance: earnings per share ("EPS"); total shareholder return ("TSR"); return on equity ("ROE"); return on sales ("ROS"); return on net operating assets ("RNOA"); and working capital turnover ("WCT"). Specific ROS, RNOA and WCT targets are established for the business units. The performance measurement period is generally three years and may not be less than one year. EPS means basic or diluted earnings per share as determined under generally accepted accounting principles. ROE is equal to net income available to Common Stock owners divided by average equity. RNOA is calculated by dividing operating profit before interest expense and income taxes by average net operating assets. ROS is calculated by dividing operating profit before interest expense and income taxes by sales. TSR is equal to the percentage change in the value of a share of Common Stock between the beginning and end of the measurement period, including the amount of dividends paid during the measurement period. WCT is equal to the ratio of sales to average working capital. Working capital means external accounts receivable plus net inventory less external accounts payable and advances on sales contracts. For purposes of determining achievement of performance targets, calculations are adjusted to eliminate: (i) restructuring charges to the extent they are separately disclosed in the Corporation's Annual Report on Form 10-K; (ii) the effects of changes in accounting methods; (iii) the translation impact of changes in foreign currency exchange rates; and (iv) "extraordinary items" determined under generally accepted accounting principles.

DE awards vest fully if achievement is 100% of target and vest 50% if achievement is 90% of target. Vesting is prorated if achievement is between 90% and 100% of target. DEs do not vest if aggregate achievement of performance targets is less than 90%. If vesting is subject to more than one performance target, the relative weighting of each target is determined by the Committee. Vesting for business unit participants may be based on business unit and corporate performance targets.

CIIP performance targets are established by the Committee no later than 90 days after the beginning of the performance measurement period and may not be changed after that date. The Committee reviews and certifies the level of achievement of CIIP performance targets. In making such determinations, the Committee relies on audited consolidated financial statements and such other financial reports and information as it deems necessary and appropriate.

Vote Required.
The Board of Directors recommends that shareowners approve the continued use of the foregoing performance targets in connection with the vesting of dividend equivalent awards.

The Board of Directors recommends a vote FOR this proposal.

         REPORT OF COMMITTEE ON COMPENSATION AND EXECUTIVE DEVELOPMENT

Program Structure and Objectives
The Board of Directors' Committee on Compensation and Executive Development is responsible for the Corporation's Executive Compensation Program. The Program goal is to support recruitment and retention, and to align management and shareowner interests. It emphasizes long term, at risk and variable compensation. Performance based compensation under the Program generally will not be subject to the $1 million deduction limit imposed by Section 162(m) of the Internal Revenue Code.

The Committee uses compensation information from a "Compensation Peer Group" of 17 companies in the Dow Jones 30 Industrial Average and 19 other companies with similar characteristics to the Corporation. Program value for participating executives, including the named executive officers is targeted at or slightly above the median of the Compensation Peer Group. The actual value of total compensation under the Program varies with individual and corporate performance.

The Annual Incentive Compensation Plan rewards performance against objectives established for the Corporation and the business units. For 1999, the corporate headquarters' objectives were net income and cash flow, weighted 70% and 30%, respectively. The business units' objectives were earnings before interest and taxes, cash flow and working capital turnover, weighted 70%, 20% and 10%, respectively. The amount available for awards is determined by the Committee for the corporate headquarters and by the Chief Executive Officer (the "CEO") for the business units on the basis of achievement of annual objectives and an overall assessment of corporate or business unit performance. Individual awards are based on contributions to corporate and business unit results. Annual incentive compensation awards for the five named executive officers may not exceed 0.75% of the Corporation's adjusted net income. The CEO receives no more than 30% of this amount, and each of the other four named executive officers no more than 17.5%. Subject to these limits, the Committee determines the actual amount of each award.

Stock option and dividend equivalent awards under the Long Term Incentive Plan are directly correlated with increases in shareowner value and achievement of specific performance targets. The value of stock options is contingent on share price appreciation after the date of grant and is thus directly tied to increases in shareowner value. Stock options generally vest three years from the date of grant and remain exercisable for seven years thereafter.

A dividend equivalent ("DE") is a payment equal to the quarterly dividend paid to the Corporation's shareowners, subject to achievement of three year performance targets. Under the Continuous Improvement Incentive Plan (the "CIIP"), executives are awarded one DE for each stock option. For 1999, the corporate headquarters targets were earnings per share and return on capital, weighted equally. Business units have specific CIIP targets. No vesting of DEs occurs if aggregate achievement is less than 90% of target. Payment of DEs begins following vesting and continues for two to seven years (depending upon an executive's grade level), or until the earlier exercise of the associated stock option.

Chief Executive Officer Compensation
Current compensation actions affecting the CEO reflect excellent financial results for 1999 and the Committee's favorable assessment of the Corporation's strategic accomplishments. The Committee also rates favorably Mr. David's ability to lead and develop a strong team, as evidenced by Mr. Krapek's election as President and Chief Operating Officer. Compensation decisions are not based on objective formulas, although Compensation Peer Group data is considered. Mr. David's base salary and incentive compensation for 1999 place him at the median of CEOs of the Compensation Peer Group. Mr. David received
LTIP grants of        stock options and an award of           stock options and
associated DEs under the CIIP.

For 1999 diluted earnings per share increased 19%, from $2.53 to $3.01 and net income increased 22% from $1.26 billion to $1.53 billion. Segment margins improved from 10.1% to 11.5%, before the 1999 restructuring program. Available cash flow before the after-tax effect of cash paid for the 1999 restructuring and other actions was $1.6 billion, exceeding net income for the fifth year in a row. These results were achieved in spite of a downturn in the aerospace cycle, continued sluggishness in Asia and the unfavorable impact of foreign currency translation.

Total shareowner return for 1999 including share price appreciation and dividends was 21%, equal to the S&P 500 but less than the Dow Jones 30 Industrials (27%). However, shareowner return exceeded the S&P Aerospace Index (-2.5%) and the NYSE Composite Index (11%). Over the past five years, annual total return to shareowners averaged 35% compared with 27% for the Dow Jones 30.

Through acquisition and divestiture transactions in excess of $8.6 billion in total, the Corporation redeployed assets into core commercial and aerospace businesses. The successful sale of the automotive business for $2.3 billion helped facilitate the 1999 restructuring program and several major acquisitions, including the Sundstrand Corporation for $4.3 billion.

Sundstrand offers an excellent strategic fit with the former Hamilton Standard division. Other acquisitions expanded Pratt & Whitney's after-market activities and improved Carrier's and Otis' industry positions and product ranges.

The Committee also judged UTC's corporate citizenship progress and performance to continue to be excellent, demonstrated by its highly successful Environmental, Health and Safety program, its compliance with law and ethical standards, and its trend-setting Employee Scholar Program.

              COMMITTEE ON COMPENSATION AND EXECUTIVE DEVELOPMENT

           Harold A. Wagner, Chairman            Charles R. Lee
           Jean-Pierre Garnier                   Frank P. Popoff

                       COMPENSATION OF EXECUTIVE OFFICERS

The following Summary Compensation Table summarizes the compensation provided to the Corporation's Chief Executive Officer and the other four most highly compensated executive officers of the Corporation and its subsidiaries in 1999 for services performed for the Corporation in all capacities during each of the three fiscal years ended December 31, 1999. The numbers of shares of Common Stock and options, exercise prices for options and prices per share of Common Stock reflected in the following three compensation tables, footnotes and performance graph have been adjusted for the May 17, 1999 100% stock dividend.

                           Summary Compensation Table

                                                                                Long-Term
                                             Annual Compensation           Compensation Awards
                                    ------------------------------------- ---------------------
                                                                          Restricted Securities
                                                             Other Annual   Stock    Underlying  All Other
                                                             Compensation Awards ($)  Options    Compensa-
 Name and Principal Position   Year Salary ($) Bonus ($) (1)   ($) (2)       (3)      /SARs(#)  tion ($) (5)
 ---------------------------   ---- ---------- ------------- ------------ ---------- ---------- ------------
George David                   1999
Chairman and Chief Executive   1998
 Officer                       1997

Karl Krapek                    1999
President and Chief Operating  1998
 Officer                       1997

Stephen Page                   1999
Executive Vice President and   1998
 President, Otis               1997

John Lord                      1999
President, Carrier             1998
                               1997

David FitzPatrick              1999
Senior Vice President and      1998
 Chief Financial Officer       1997

--------
(1) Incentive compensation shown in the Bonus column for the named executive officers was paid under the Annual Executive Incentive Compensation Plan, which is discussed in the Compensation Committee Report on page 14.

(2) The amounts shown in this column for 1999 include: $   for personal use of
corporate aircraft for security reasons for Mr. David; and perquisite allowances for each of Messrs. David, Krapek, Page, Lord and FitzPatrick of $
  ,   ,   , and $   , respectively.

(3) At the close of business on December 31, 1999, the following named executive officers held total non-vested restricted shares as follows: Mr.
Krapek:    shares valued at $  ; Mr. Page:    shares valued at $  ; Mr. Lord:
   shares valued at $ ; and Mr. FitzPatrick: shares valued at $ . The foregoing values were calculated by multiplying the closing market price of the Common Stock on December 31, 1999 by the number of restricted shares held. Regular quarterly dividends are paid on all shares of restricted stock. Mr. Krapek's restricted shares were granted with both performance and time-based restrictions on June 28, 1995 as reported in the 1996 Proxy table on Long Term Incentive Plans. As a result of achieving the performance target on September 4, 1996, these shares are now scheduled to vest on June 28, 2000.

(4) Consists of a grant of    shares of time-based restricted stock to each of
Mr. Page and Mr. Lord and    shares of time-based restricted stock to Mr.
FitzPatrick, valued at the market price of Common Stock as of the date of
grant. For each grant to Mr. Page and Mr. Lord,    shares vested on February
24, 1999 and    are scheduled to vest February 24, 2001. For Mr. FitzPatrick's
grant,    shares are scheduled to vest on each of June 16, 2000 and June 16,
2002.

(5) For 1999, consisted of employer matching contributions in the Employee
Savings Plan of $   for each of the five named executive officers and life
insurance premium payments by the Corporation of $  , $  , $  , $   and $  ,
respectively, for Messrs. David, Krapek, Page, Lord and FitzPatrick.

The following table provides information concerning individual grants of stock options made during 1999 to each named executive officer. No stock appreciation rights were granted during 1999.

                     Option/SAR Grants In Last Fiscal Year

                                    Individual Grants (1)
                   -------------------------------------------------------
                                     % of Total
                   Number of Shares Options/SARs
                      Underlying     Granted to                             Grant Date
                     Options/SARs   Employees in Exercise Price Expiration Present Value
   Name              Granted (#)    Fiscal Year      ($/Sh)        Date       ($) (2)
   ----            ---------------- ------------ -------------- ---------- -------------
George David              (3)              %          $                         $
                          (4)              %          $                         $
Karl Krapek               (3)              %          $                         $
                          (4)              %          $                         $
Stephen Page              (3)              %          $                         $
John Lord                 (3)              %          $                         $
David FitzPatrick         (3)              %          $                         $

--------
(1) Under certain circumstances, including a change of control of the Corporation, the Board of Directors, under the terms of the Corporation's Long Term Incentive Plan, may accelerate the vesting of option grants, purchase an outstanding grant for the cash value thereof, or provide for other adjustments or modifications to the outstanding grants. All stock options were granted with an exercise price equal to the market price of the Common Stock on the date of grant.

(2) The values listed in this column are based on the Black-Scholes pricing model. The estimated values are based on a number of variables and include the following assumptions used in determining the value of the grant: interest rate
of       %, stock price volatility of       , and a dividend yield of        %.
The estimated values are not intended as a forecast of the future appreciation in the price of the Corporation's stock. If the Corporation's stock does not increase in value above the exercise price of the stock options, then the grants described in the table will have no value. There is no assurance that the value realized by an executive will be at or near the values estimated.

(3) These stock options were granted on January 4, 1999, and will vest and become exercisable on January 4, 2002. These stock options include an equal number of dividend equivalents, which will vest depending on the achievement of performance goals measured over a three-year vesting period.

(4) These stock options were granted on April 30, 1999, and will vest and become exercisable at the end of the three-year vesting period on April 30, 2002.

The following table provides information concerning the exercise of stock options and stock appreciation rights during 1999 by each of the named executive officers and the fiscal year-end values of unexercised options and stock appreciation rights.

    Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End
                               Option/SAR Values

                                                                                       Value of Unexercised
                                            Number of Securities Underlying          In-The-Money Options/SARs
                                              Unexercised Options/SARs at             at Fiscal Year-End ($)
                                                  Fiscal Year-End (#)                           (1)
                                            -------------------------------          -------------------------
                                    Value
                   Shares Acquired Realized
   Name            on Exercise (#) ($) (1)   Exercisable         Unexercisable       Exercisable Unexercisable
   ----            --------------- -------- ---------------     ----------------     ----------- -------------
George David                         $                                                   $            $
Karl Krapek                          $                                                   $            $
Stephen Page                         $                                                   $            $
John Lord                            $                                                   $            $
David FitzPatrick                    $                                                   $            $

--------
(1) The value reported is based either on the closing price of the Common Stock on the date of exercise or on December 31, 1999, as applicable, and is calculated by subtracting the exercise price per share from the applicable closing price.

Performance Graph
The following graph presents the cumulative total shareowner return for the five years ending December 31, 1999 on the Corporation's Common Stock, as compared to the Standard & Poor's 500 Stock Index and to the Dow Jones 30 Industrial Average. The Common Stock price is a component of both indices. These figures assume that all dividends paid over the five-year period were reinvested, and that the starting value of each index and the investment in the Corporation's Common Stock was $100.00 on December 31, 1994.


                                    [GRAPH]

                             1994     1995     1996     1997     1998     1999
United Technologies        $100.00  $154.71  $220.05  $245.72  $372.64  $450.64
Standard & Poor's 500      $100.00  $137.45  $168.93  $225.21  $289.43  $349.92
Dow Jones 30 Industrials   $100.00  $136.84  $176.31  $220.18  $260.12  $330.93

Section 16(a) Beneficial Ownership Reporting Compliance
The Corporation believes, based upon a review of the forms filed and written confirmation provided by its officers and directors, that during 1999 all of its officers and directors filed on a timely basis the reports required by
Section 16(a) of the Securities Exchange Act of 1934, except that there were three inadvertent errors in a Form 3 filed on behalf of R.F. McKenna at the time he became subject to Section 16(a); and a report was inadvertently not filed on a timely basis with respect to a purchase of 1,000 shares of Common Stock by R.R. Harkin. Reports were later filed to correct these errors and omission.

Certain Business Relationships
Citigroup Inc., of which Mr. Weill is Chairman and Co-Chief Executive Officer, provides banking services to the Corporation. Salomon Smith Barney Holdings Inc., a subsidiary of Citigroup Inc., provides securities underwriting and financial advisory services to the Corporation, for which it receives customary compensation. The Corporation and its subsidiaries have had, and expect in the future to have, transactions in the ordinary course of business with these and other companies of which certain of the nonemployee directors are officers or directors. In the past, the amounts involved have not been material in relation to the business of the Corporation and the Corporation believes that such amounts were not material in relation to the businesses of such other companies or the interests, if any, of the directors involved.

Employment Contracts and Termination of Employment and Change-In-Control Arrangements
In 1981, the Board of Directors adopted the Senior Executive Severance Plan (the "Severance Plan"). The Committee on Compensation and Executive Development and the Chief Executive Officer have the authority to select the participants under the Severance Plan. Effective December 31, 1999, 30 key executives, including the five executive officers named in the Summary Compensation Table, were covered under the Severance Plan. The Severance Plan provides that in the event the participant's employment with the Corporation terminates for any reason (other than death, disability or retirement at or after the normal retirement date) within two years after any change of control of the Corporation (as defined in the Severance Plan) the participant will receive:
(i) a cash payment equal to three times the participant's highest annual compensation (including base salary and incentive compensation) during the preceding three years; (ii) accelerated vesting of all awards outstanding under the Corporation's Long Term Incentive Plan; (iii) special supplemental retirement benefits determined as if the participant had three years additional credited service under the Corporation's pension plans as of the date of termination; and (iv) continuation of other fringe benefits or equivalent benefits for a period of three years. The Severance Plan provides for a supplemental cash payment to Severance Plan participants to the extent necessary to preserve the level of benefits provided in the Plan in the event of the imposition on any such participant of excise taxes payable in respect of "excess parachute payments" under the Internal Revenue Code.

In addition to the Severance Plan, 28 key executives, including the five executive officers named in the Summary Compensation Table, are eligible to receive separation benefits at the time of their termination from employment with the Corporation, subject to certain limited exceptions. The value of such separation benefits under this program is 2.5 times base salary at the date of separation. Benefits are subject to offset against any amounts paid pursuant to the Severance Plan, as described above.

Pension Plan

                                    Pension Plan Table
      --------------------------------------------------------------------------------
                                             Years of Service
                     -----------------------------------------------------------------
      Remuneration       15         20         25         30         35         40
      ------------   ---------- ---------- ---------- ---------- ---------- ----------
      $  500,000     $  146,200 $  194,900 $  218,600 $  242,400 $  266,500 $  291,500
       1,000,000        296,200    394,900    443,600    492,400    541,500    591,500
       1,500,000        446,200    594,900    668,600    742,400    816,500    891,500
       2,000,000        596,200    794,900    893,600    992,400  1,091,500  1,191,500
       2,500,000        746,200    994,900  1,118,600  1,242,400  1,366,500  1,491,500
       3,000,000        896,200  1,194,900  1,343,600  1,492,400  1,641,500  1,791,500
       3,500,000      1,046,200  1,394,900  1,568,600  1,742,400  1,916,500  2,091,500
       4,000,000      1,196,200  1,594,900  1,793,600  1,992,400  2,191,500  2,391,500

The table sets forth estimated annual benefits payable upon retirement at age 65 under the Corporation's defined benefit pension plans. Compensation covered by the pension plans consists of total cash remuneration in the form of salaries and wages, including awards paid under the Annual Executive Incentive Compensation Plan (shown in the Bonus column of the Summary Compensation Table), but excluding awards paid under the Long Term Incentive Plan (shown in the Long Term Compensation columns of the Summary Compensation Table). Benefits are computed as a single life annuity payable at age 65. The benefit amount equals a percentage of final average earnings during the highest five consecutive years out of the last ten years worked, less a portion of the participant's social security benefit. As a result of Internal Revenue Code limitations, a substantial portion of senior executives' pension benefits are excluded from the Corporation's tax qualified retirement plan and trust and instead are provided through a supplemental plan that restores the excluded portion of the benefits. Pension benefits paid from the supplemental plan are paid in the same form of annuity applicable under the qualified plan or, subject to certain conditions, in a lump sum or annual installments. Benefits under the supplemental plan are generally not funded in advance except in the event of a change of control as defined by the supplemental plan.

As of December 31, 1999, the executive officers named in the Summary Compensation Table had the following full years of credited service for determining benefits: G. David, 24 years; K. Krapek, 17 years; S. Page, 6 years; J. Lord, 18 years; and D. FitzPatrick, 1.5 years.

                              SHAREOWNER PROPOSALS

Shareowner Proposal Concerning Disclosure of Prior Governmental Service
Mrs. Evelyn Y. Davis, Watergate Office Building, Suite 215, 2600 Virginia Avenue., N.W., Washington, D.C. 20037, who is the owner of 200 shares of Common Stock, has given notice that she intends to introduce the following proposal for adoption at the Annual Meeting:

"RESOLVED: That the stockholders of United Technologies assembled in Annual Meeting in person and by proxy hereby request the Board of Directors to have the Company furnish the stockholders each year with a list of people employed by the Corporation with the rank of Vice President or above, or as a consultant, or as a lobbyist, or as legal counsel or investment banker or director, who, in the previous five years have served in any governmental capacity, whether Federal, City or State, or as a staff member of any CONGRESSIONAL COMMITTEE or regulatory agency, and to disclose to the stockholders whether such person was engaged in any matter which had a bearing on the business of the Corporation and/or its subsidiaries, provided that information directly affecting the competitive position of the Corporation may be omitted.

REASONS: Full disclosure on these matters is essential at United Technologies because of its many dealing with Federal and State agencies, and because of pending issues forthcoming in Congress and/or State and Regulatory Agencies.

If you AGREE, please mark your proxy FOR this resolution."

The Board of Directors' Statement In Opposition
The Board of Directors recommends a vote AGAINST this proposal.

The Corporation recruits and selects its directors, officers, employees, and outside professionals on the basis of their qualifications, expertise, and integrity. The Corporation has adopted an extensive program including a Code of Ethics and a policy on ethics and conduct in contracting with the U.S. Government, which include strict rules and procedures to safeguard against conflicts of interest, the appearance of improper influence, and violations of the numerous federal, state, and local laws that regulate the activities of officials after they leave government service.

This proposal would be costly and confers no benefit to shareowners.

The Board of Directors therefore recommends that Shareowners vote AGAINST this proposal concerning disclosure of prior governmental service.

Shareowner Proposal Concerning Northern Ireland
The New York City Employees' Retirement System, the New York City Teachers' Retirement System, the New York City Fire Department Pension Fund and the New York City Police Department Pension Fund, c/o Comptroller of the City of New York as Custodian, 1 Centre Street, New York, NY 10007-2341, beneficial owners of 1,695,902 shares of Common Stock, have given notice of their intent to introduce the following proposal for adoption at the Annual Meeting.

Text of Shareowner Proposal and Supporting Statement.

"WHEREAS, United Technologies Corporation operates a wholly-owned subsidiary in Northern Ireland;

WHEREAS, the on-going peace process in Northern Ireland encourages us to search for means of establishing justice and equality;

WHEREAS, employment discrimination in Northern Ireland has been cited by the International Commission of Jurists as one of the major causes of sectarian strife in that country;

WHEREAS, Dr. Sean MacBride, founder of Amnesty International and Nobel Peace Laureate, has proposed several equal opportunity employment principles to serve as guidelines for corporations in Northern Ireland. These include:

1. Increasing the representation of individuals from underrepresented religious groups in the workforce, including managerial, supervisory, administrative, clerical and technical jobs.

2. Adequate security for the protection of minority employees both at the workplace and while traveling to and from work.

3. The banning of provocative religious or political emblems from the workplace.

4. All job openings should be publicly advertised and special recruitment efforts should be made to attract applicants from under-represented religious groups.

5. Layoff, recall, and termination procedures should not, in practice, favor particular religious groupings.

6. The abolition of job reservations, apprenticeship restrictions, and differential employment criteria, which discriminate on the basis of religion or ethnic origin.

7. The development of training programs that will prepare substantial numbers of current minority employees for skilled jobs, including the expansion of existing programs and the creation of new programs to train, upgrade, and improve the skills of minority employees.

8. The establishment of procedures to assess, identify and actively recruit minority employees with potential for further advancement.

9. The appointment of a senior management staff member to oversee the company's affirmative action efforts and the setting up of timetables to carry out affirmative action principles.

RESOLVED, Shareholders request the Board of Directors to:

1. Make all possible lawful efforts to implement and/or increase activity on each of the nine MacBride Principles.

Supporting Statement
We believe that our company benefits by hiring from the widest available talent pool. An employee's ability to do the job should be the primary consideration in hiring and promotion decisions.

Implementation of the MacBride Principles by United Technologies Corporation will demonstrate its concern for human rights and equality of opportunity in its international operations.

Please vote your proxy FOR these concerns."

The Board of Directors' Statement in Opposition
The Corporation's Otis Plc business unit currently employs 62 people at a facility in Belfast, Northern Ireland. Neither of the two major religious groups is underrepresented in the Otis Plc workforce in Belfast.

The Otis facility complies with all fair employment legislation, including requirements to register with the Equality Commission, to submit regular monitoring returns showing religious composition of the workforce and to review employment practices on a regular basis. The Equality Commission has provided training for Otis Plc management concerning fair employment practices and Otis Plc has a monitoring officer to monitor recruitment practices in accordance with Equality Commission guidelines. Otis Plc also enforces its own strict fair employment policy, which includes a prohibition of displays of religious and/or political emblems. Further, every effort is made to maintain a safe and secure workplace for employees.

The Corporation has also provided information to the Equality Commission and to the Investor Responsibility Research Center concerning the employment practices of the Otis facility in Northern Ireland.

The Corporation's policy is to afford equal employment opportunity to qualified individuals regardless of their religion. The Corporation also is committed to providing to all its employees a workplace that is free from recognized safety and health hazards, and a work environment free from discrimination, harassment or personal behavior not conducive to a productive work climate. These principles are embodied in the Corporation's Code of Ethics, which applies throughout the United Technologies organization worldwide, including Northern Ireland.

Since the Corporation has already implemented the appropriate and legally permitted fair employment policies in Northern Ireland, the Board of Directors believes this proposal is unnecessary and therefore recommends that Shareowners vote AGAINST this proposal.

Shareowner Proposal Concerning Offset Agreements
Immaculate Heart Missions, Inc., c/o Timothy Smith, Interfaith Center on Corporate Responsibility, Room 550, 475 Riverside Drive, New York, NY 10115, and CHRISTUS Health, 2600 North Loop West, Houston, Texas 77092, beneficial owners of 23,000 shares of Common Stock, have given notice of their intent to introduce the following proposal for adoption at the Annual Meeting.

Text of Shareowner Proposal and Supporting Statement.

"RESOLVED: Shareholders request company disclosure of all current promises made to foreign governments and foreign firms to offset the cost of weapons purchases with U.S. dollars, exported jobs, foreign plant construction, and technology transfers.

WHAT ARE OFFSETS?
Offsets are agreements by U.S. weapons manufacturers and the U.S. government to direct some benefits--usually jobs or technology--back to the purchasing country as a condition of sale. The value of offsets frequently exceeds the weapons' cost.

Direct offsets transfer purchasing dollars and/or work and military technology (often through licensing or joint production) to the recipient country to produce a U.S. weapon system, its components, or sub-components.

Indirect offsets may involve investments in the purchasing country, counter-trade agreements to market foreign goods, or transfers of commercial technology.

U.S. taxpayers finance offsets by (1) paying for the research and development of weapons and (2) providing grants, loans and loan guarantees for the sale. Offsets also lead to the loss of U.S. jobs.

ARE OFFSET AGREEMENTS PROPRIETARY?
The U.S. arms industry guards information on offsets closely, claiming "proprietary privilege." However, purchasing countries often disclose such information for their own political purposes: to convince their citizens that they are gaining some tangible benefits from the millions or billions of dollars they are spending on arms.

The proponents believe that insofar as U.S. arms manufacturers (1) engage in foreign policy by negotiating private offset agreements with foreign governments, and (2) export domestic jobs while claiming that foreign military sales create jobs, they forfeit their proprietary claims to this information. Sound public policy demands transparency and public debate on these matters.

OFFSET EXAMPLES
Last year, two U.S. companies offered lucrative production-sharing contracts with Israeli military manufacturers, in connection with the companies' bidding on a contract with Israel.

Between 1993 and 1996 U.S. defense companies entered into new offset agreements valued at $15.1 billion in support of $29.1 billion worth of defense contracts. For every dollar a U.S. company received from an arms sales associated with offsets, it returned 52 cents worth of offset obligations to the purchasing country (December 1998 GAO Report, "Defense Trade: U.S. Contractors Employ Diverse Activities to Meet Offset Obligations.")

The $5.2 billion Korean Fighter Sale (12 F- 16C/D fighters and 36 kits for Korean assembly) of 1991 included the right to manufacture an additional 72 F-16s under license and 30 percent of the contract value--more than $1.5 billion--in undisclosed indirect offsets.

The $1.8 billion sale of F/A-18 fighters to Spain in 1982 included $1.5 billion in offsets such as agreements to market Spanish-made steel coils, chemicals, sunflower seed oil, sailboats, paper products, zinc and marble in the United States.

ARMS EXPORTS DON'T CREATE JOBS
The faith-based proponents submit this resolution for Board consideration because arms exports do not create jobs. Current weapons proliferation and the export of jobs and technology through offsets raise profound moral and ethical, as well as fiscal, questions that shareholders should address."

The Board of Directors' Statement in Opposition
Offset and industrial cooperation programs are commonplace in aerospace and defense markets. A commitment to perform offset is frequently a precondition to contracts with foreign customers. Failure by the Corporation to comply with offset requirements would result in a loss of contracts, often to a foreign competitor. Conversely, prudent offset practices can actually expand the Corporation's global presence and help to sustain the Corporation's existing U.S. employment.

Contracts that obligate the Corporation to perform offset have not created a net loss of jobs in the U.S. In fact, the Corporation's foreign military sales are essential to maintaining production lines and jobs that are otherwise exclusively dependent on shrinking U.S. defense procurements.

Exports of military equipment and related offset agreements are also controlled by the federal government, in furtherance of the national security and foreign policy goals of the U.S. Current law forbids exports to certain countries and requires that decisions on licensing of exports take into account whether the export will contribute to an arms race, support international terrorism or increase the possibility of outbreak or escalation of conflict. As required by law, the Corporation already reports on all new offset agreements to the Department of Commerce, as well as on each significant transaction for which offset credits are granted towards satisfying existing offset obligations, including those that involve the commercial sector. The Department of Commerce analyzes such data in an annual report. The Board of Directors believes that public disclosure of individual offset commitments and transactions may actually serve to increase future expectations and requirements for offset, and could adversely impact our competitive position in marketing campaigns.

The Board of Directors therefore recommends that Shareowners vote AGAINST this proposal.


                                              William H. Trachsel
                                              Senior Vice President, General
                                              Counsel
                                              and Secretary

                                              Hartford, Connecticut

[LOGO OF UNITED TECHNOLOGIES APPEARS HERE]

[LOGO]    United
          Technologies
          One Financial Plaza
          Hartford, CT  06103

            Proxy Solicited on Behalf of the Board of Directors of
              The Corporation for Annual Meeting, April 28, 2000

P     The undersigned hereby appoints Antonia Handler Chayes,
R     Charles R. Lee and Harold A. Wagner, and each of them with
O     power of substitution to each, proxies for the undersigned to
X     act and vote at the Annual Meeting of the Shareowners of
Y United Technologies Corporation to be held April 28, 2000 at 11:00 a.m., and at any adjournment thereof, as directed on this card, upon the matters set forth on the reverse side hereof, all as described in the Proxy Statement, and, in their discretion, upon any other business which may properly come before said meeting.

      This card also constitutes voting instructions to the Trustee under each of the United Technologies Corporation employee savings plans to vote, in person or by proxy, (i) the proportionate interest of the undersigned in the shares of Common Stock of United Technologies Corporation held by the Trustee under any such plan(s), and (ii) the proportionate interest of the undersigned in the shares of Series A ESOP Convertible Preferred Stock of United Technologies Corporation held by the Trustee under any such plan(s), in each case as described in the Proxy Statement.

      The nominees for Directors are: (01) Antonia Handler Chayes, (02) George David, (03) Jean-Pierre Garnier, (04) Jamie S. Gorelick, (05) Karl J. Krapek, (06) Charles R. Lee, (07) Richard D. McCormick, (08) Frank P. Popoff, (09) Andre Villeneuve, (10) Harold A. Wagner, and (11) Sanford I. Weill.

      You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxy holders cannot vote your shares unless you sign and return this card.
                                                     --------------
                                                       SEE REVERSE
                                                          SIDE
                                                     --------------

------------------------------------------------------------------------
                             FOLD AND DETACH HERE

                        United Technologies Corporation

                         Annual Meeting Of Shareowners



                            Friday, April 28, 2000

                                  11:00 a.m.

                              The Waldorf=Astoria
                                301 Park Avenue
                              New York, New York

      Please mark your
[X]   votes as in the
      example.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR all of the Board of Directors nominees, FOR proposals 2, 3, 4 and 5, and AGAINST proposals 6, 7 and 8, or If this card constitutes voting instructions to a Savings Plan Trustee, such Trustee will vote as described in the Proxy Statement.

------------------------------------------------------------------------------------------------------------------------------------
The Board of Directors recommends a vote FOR the election of     The Board of Directors recommends a vote FOR proposals
directors.                                                       2, 3, 4 and 5.
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          FOR    AGAINST    ABSTAIN
                                                                 2.  Appointment of Independent           [_]      [_]        [_]
                                                                     Public Accountants
                                                                 3.  Amendment to Restated Certificate    [_]      [_]        [_]
                                                                     of Incorporation
                                                                 4.  Approval of Performance Criteria     [_]      [_]        [_]
                                                                     Under Annual Executive Incentive
                             FOR            WITHHELD                 Compensation Plan
1.  Election of Directors    [_]              [_]                5.  Approval of Performance Targets      [_]      [_]        [_]
    (see reverse side)                                               Under Long Term Incentive Plan
                                                                 -------------------------------------------------------------------
    Vote for all nominees except:                                The Board of Directors recommends a vote AGAINST proposals
                                                                 6, 7 and 8.
                                                                 -------------------------------------------------------------------
    ____________________________________________                 6.  Shareowner Proposal Regarding        [_]      [_]        [_]
                                                                     Disclosure of Prior Governmental
INSTRUCTIONS: To withhold authority to vote for any                  Service
individual nominee(s), write the name(s) or code(s)              7.  Shareowner Proposal Regarding        [_]      [_]        [_]
as listed on the other side of this form, in the                     Northern Ireland
space provided above.                                            8.  Shareowner Proposal Regarding        [_]      [_]        [_]
                                                                     Offset Agreements
------------------------------------------------------------------------------------------------------------------------------------

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

SIGNATURE (S) ____________________________________________  Date ______

--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

                       ___________________________________
VOTER CONTROL NUMBER:
                       ___________________________________


                  VOTE BY MAIL, TELEPHONE OR VIA THE INTERNET
                  -------------------------------------------

You may return your proxy card by mail, or you may use the telephone or Internet
                                        --
to vote your shares electronically. You may access the telephone or Internet voting systems 24 hours a day, 7 days a week by using the voter control number indicated above just below the perforation.

       VOTING BY MAIL                           TELEPHONE VOTING                                     INTERNET VOTING
       --------------                           ----------------                                     ---------------
   Return your signed and      If you are calling from the United States or Canada    Log on to the Internet and go to the web site
     dated proxy in the                 and using a touch-tone telephone,                   Http://www.eproxyvote.com/UTX
     envelope provided.               call 1-877-PRX-VOTE (1-877-779-8683)

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card. If you choose to vote your shares electronically, there is no need for you to mail back your proxy card. Please note that if you wish to attend the Annual Meeting you must still return your pink or blue Reservation Card.

DIRECT REGISTRATION SYSTEM
--------------------------

UTC participates in the Direct Registration System, which offers new investors and participating shareowners another way to register their shares without having a physical certificate issued. For information on this "book-entry" registration system, call UTC's Company Information line at 1-800-881-1914.

SHAREOWNER DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
--------------------------------------------------------

The Corporation has adopted a Shareowner Dividend Reinvestment and Stock Purchase Plan. The Plan provides eligible holders of the Corporation's Common Stock with a simple and convenient method of investing cash dividends and voluntary cash payments in additional shares of Common Stock without payment of any brokerage commission or service charge. Shareowners should carefully review the Plan Prospectus before investing. For more information and a Plan Prospectus, contact First Chicago Trust Company of New York at 1-800-519-3111.

COMPANY INFORMATION
-------------------

Our 24-hour-a-day toll-free telephone service provides recorded summaries of UTC's quarterly earnings information and other company news. Callers also may request copies of our quarterly earnings and news releases, by either fax or mail, and obtain copies of the UTC Annual Report and Annual Report on Form 10-K. To access the service, dial 1-800-881-1914.
Additional information about UTC can be found at our Internet site: http://www.utc.com